Exhibit 99.1

N E W S  R E L E A S E

Contact:	J. Per Brodin
Senior Vice President and Chief Financial Officer
(314) 725-4477

Lisa M. Wilson
Senior Vice President, Investor Relations
(212) 759-3929

CENTENE CORPORATION REPORTS 2007 FIRST QUARTER RESULTS

ST. LOUIS, MISSOURI (April 24, 2007) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended March 31, 2007. The revenues, general and administrative expenses and related financial ratios included in this release present premium taxes on a gross basis consistent with our past reporting practice.

Q1 2007 Highlights
Total Revenues (in millions)	$670.8
Medicaid/SCHIP HBR	82.3%
Diluted EPS (as reported)	$0.85
Diluted EPS excluding FirstGuard activity	$0.26
First Quarter Summary

-	Quarter-end Medicaid Managed Care membership of 1.1 million

-	Revenues of $670.8 million, a 47.4% increase over the 2006 first quarter.

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Earnings per diluted share of $0.26, excluding FirstGuard activity, compared to $0.20 in the 2006 first quarter. Total earnings per diluted share of $0.85 include a $0.67 FirstGuard tax benefit offset by $0.08 of other FirstGuard activity. The 2007 first quarter results also include $0.01 of South Carolina start-up costs.

-	Health Benefits Ratio (HBR) for Centene’s Medicaid and SCHIP populations, which reflects medical costs as a percent of premium revenues, of 82.3%.

-	Medicaid Managed Care G&A expense ratio of 13.0% and Specialty Services G&A ratio of 15.8%.

-	Operating cash flows of $36.0 million.

-	Days in claims payable of 46.4.

Other Events

-	Commenced operations in Texas under a new contract to provide managed care for SSI recipients in the San Antonio and Corpus Christi markets with 28,700 members at March 31.

-	Commenced operations in three of the four new regions awarded in the Ohio Medicaid ABD contract with 10,700 members at March 31.

-	Received notice of contract award of the Texas Comprehensive Health Care for Foster Care. Operations are scheduled to commence in the fourth quarter of 2007.

-	Sold the assets of our FirstGuard Missouri health plan, effective February 1, 2007.

-	Issued $175.0 million senior unsecured notes to refinance our revolving credit facility balance.

-	In April 2007, we acquired PhyTrust of South Carolina, a physician-driven company that serves over 30,000 members.

Centene Corporation Reports 2007 First Quarter Results April 24, 2007 / Page 2

Michael F. Neidorff, Centene’s Chairman and Chief Executive Officer, stated, “During the first quarter of 2007 we performed within our range of expectations including a predictable level of seasonality. We commenced the Texas STAR Plus roll-out with initial membership ahead of our expectations; in Ohio, the ABD roll-out is on track. We were pleased during the quarter to announce the receipt of the Texas Foster Care contract award to serve approximately 30,000 foster care recipients in the state. We are currently in the process of building the technology infrastructure required to offer this innovative product and look forward to working with the state for a 4th quarter implementation. Although this contract has an initial overall dilutive effect on the current year, the impact on future years will produce a significant return on investment to Centene. We are also optimistic that we will be able to offer this product in other markets.

“Based upon ongoing initiatives to focus on profitability and to enter into disciplined contracts with providers, membership declines in Indiana and Wisconsin were as expected. During the quarter, the termination of certain physician contracts associated with a high-cost hospital system in Wisconsin led to the resulting membership decline and in Indiana, we focused on a smaller group of doctors as part of our state-wide contract award.

“In Georgia, our membership was consistent with our expectations. During the first quarter, the state imposed member recertification requirements commencing on January 1, 2007, which resulted in the loss of our own Peach State members. Regarding claims processing, effective February 28, 2007, we have met the state’s requirements, and have substantially reduced claims backlog.

“We’ve continued to see the benefits of the medical management enhancements we put in place to effectively control costs. It is important to us that we continue to build the business with sustainable processes.” concluded Neidorff.

The following table depicts membership in Centene’s managed care organizations by state at March 31, 2007 and 2006:

	2007	2006
Georgia	291,300	—
Indiana	176,700	193,000
New Jersey	59,100	57,500
Ohio	118,300	59,000
Texas	318,500	237,500
Wisconsin	139,400	175,100
Subtotal	1,103,300	722,100
Kansas and Missouri	—	152,700
Total	1,103,300	874,800

The following table depicts membership in Centene’s managed care organizations by member category at March 31, 2007 and 2006:

	2007		2006
Medicaid	839,600		574,300
SCHIP	211,200		132,000
SSI	52,500	(a)	15,800	(b)
Subtotal	1,103,300		722,100
Kansas and Missouri Medicaid/SCHIP members	—		152,700
Total	1,103,300		874,800

(a) 48,400 at-risk; 4,100 ASO
(b) 8,600 at-risk; 7,200 ASO

Centene Corporation Reports 2007 First Quarter Results April 24, 2007 / Page 3

Statement of Operations

-	For the 2007 first quarter, revenues increased 47.4% to $670.8 million from $455.1 million in the 2006 first quarter.

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The HBR for Centene’s Medicaid and SCHIP populations, which reflects medical costs as a percent of premium revenues, was 82.3% for the three months ending March 31, 2007, compared to 82.8% for the same period in 2006. The decrease is primarily attributable to the effect of increased premium taxes. Sequentially, our Medicaid/SCHIP HBR increased from 82.1% in the 2006 fourth quarter to 82.3% because of utilization seasonality. The HBR for the three months ended March 31, 2007, did not include any overall adverse medical cost development related to prior periods.

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G&A expense as a percent of revenues for the Medicaid Managed Care segment was 13.0% in the first quarter of 2007 compared to 11.9% in the first quarter of 2006. The increase in the Medicaid Managed Care G&A expense ratio for the three months ended March 31, 2007 primarily reflects increased premium taxes. Premium taxes were $18.2 million in the 2007 first quarter and $4.3 million in the 2006 first quarter. This increase was offset by the leveraging of our expenses over higher revenues especially in our Georgia health plan. The first quarter of 2006 included $4.5 million of Georgia implementation costs for which there was no associated revenue until June 1, 2006. The first quarter of 2007 includes $0.7 million of South Carolina start-up costs.

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Operating earnings were $17.2 million, including a $4.2 million gain on the sale of FirstGuard Missouri and $2.9 million of net expense for FirstGuard activity. Excluding the gain and other FirstGuard activity, operating earnings were $15.8 million compared to $12.6 million in the 2006 first quarter.

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The first quarter results included a tax benefit from the stock of our Kansas health plan, a gain from the sale of our Missouri health plan and additional FirstGuard activity. The net effect of these FirstGuard activities was $0.59 accretive to earnings per diluted share; $0.67 accretion per diluted share for the FirstGuard tax benefit, offset by net costs of $0.08 per diluted share for other FirstGuard activity.

-	Earnings per diluted share of $0.85. Earnings per diluted share of $0.26 excluding the FirstGuard activity, compared to $0.20 in the 2006 first quarter.

Balance Sheet and Cash Flow

At March 31, 2007, the Company had cash and investments of $562.8 million, including $491.0 million held by its regulated entities and $71.8 million held by its unregulated entities. Medical claims liabilities totaled $276.0 million, representing 46.4 days in claims payable. Total debt was $201.4 million and debt to capitalization was 35.3%.

A reconciliation of the Company’s change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, December 31, 2006	46.4
Increase in claims inventory	1.7
Increase for new SSI markets	0.2
Georgia and FirstGuard claims	(1.9)
Days in claims payable, March 31, 2007	46.4

Centene Corporation Reports 2007 First Quarter Results April 24, 2007 / Page 4

Outlook

The tables below depict the Company’s guidance for the 2007 second quarter and full year.

J. Per Brodin, Centene’s Chief Financial Officer, stated, “The 2007 guidance reflects our recently announced award with Texas to provide care under the Comprehensive Health Care for Children in Foster Care and the commencement of operations in South Carolina.”

	Q2 2007
	Low	High
Revenue (in millions)	$720	$730
Earnings per diluted share:
Base earnings	$0.31	$0.34
South Carolina/Texas Foster Care	(0.06)	(0.06)
Net	$0.25	$0.28

	2007
	Low	High
Revenue (in millions)	$2,920	$3,000
Earnings per diluted share:
Base earnings	$2.10	$2.20
FirstGuard activity	(0.59)	(0.59)
South Carolina/Texas Foster Care	(0.15)	(0.12)
Net	$1.36	$1.49

Conference Call

As previously announced, the Company will host a conference call Tuesday, April 24, 2007, at 8:30 A.M. (Eastern Time) to review the financial results for the first quarter ended March 31, 2007, and to discuss its business outlook. Michael F. Neidorff and J. Per Brodin will host the conference call. Investors are invited to participate in the conference call by dialing 800-273-1254 in the U.S. and Canada, 706-679-8592 from abroad, or via a live Internet broadcast on the Company's website at www.centene.com, under the Investor Relations section. A replay will be available for on-demand listening shortly after the completion of the call until 11:59 P.M. (Eastern Time) on May 23, 2007 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 3639977.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently.

The non-GAAP information presented above in the “highlights” table, third bullet under "First Quarter Summary" and fourth and sixth bullets under "Statement of Operations" excludes the tax benefit related to the stock of our Kansas health plan and other activity for the Kansas and Missouri health plans. This exclusion has been made in the non-GAAP financial measures as management believes that the tax benefit is an unusual event and the Kansas and Missouri health plans are not indicative of future company operations.

The Company uses the presented non-GAAP financial measures internally to focus management on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Centene Corporation Reports 2007 First Quarter Results April 24, 2007 / Page 5

The following table reconciles the Company’s Statement of Operations for the first quarter of 2007 on a GAAP basis to a non-GAAP basis. The non-GAAP basis excludes the FirstGuard activity (in thousands, except share data).

	Three Months Ended March 31, 2007
	GAAP	FirstGuard Activity	Non-GAAP

Total revenues	$670,835	$(6,601)	$664,234
Expenses:		—
Medical costs	535,406	(6,886)	528,520
Cost of services	15,630	—	15,630
General and administrative expenses	106,866	(2,583)	104,283
Gain on sale of FirstGuard Missouri	(4,218)	4,218	—
Total operating expenses	653,684	(5,251)	648,433
Earnings from operations	17,151	(1,350)	15,801
Investment and other income, net	1,369	1,516	2,885
Earnings before income taxes	18,520	166	18,686
Income tax (benefit) expense	(19,691)	26,780	7,089
Net earnings	$38,211	$(26,614)	$11,597

Diluted earnings per common share	$0.85		$0.26

Centene Corporation

Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including the State Children’s Health Insurance Program (SCHIP) and Supplemental Security Income (SSI). The Company operates health plans in Georgia, Indiana, New Jersey, Ohio, Texas and Wisconsin. In addition, the Company contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, disease management, long-term care, managed vision, nurse triage, pharmacy benefits management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts by state governments would also negatively affect Centene.

[Tables Follow]

Centene Corporation Reports 2007 First Quarter Results April 24, 2007 / Page 6

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$311,905	$271,047
Premium and related receivables	78,076	91,664
Short-term investments, at fair value (amortized cost $43,309 and $67,199, respectively)	43,054	66,921
Other current assets	48,499	22,189
Total current assets	481,534	451,821
Long-term investments, at fair value (amortized cost $183,388 and $146,980, respectively)	182,267	145,417
Restricted deposits, at fair value (amortized cost $25,662 and $25,422, respectively)	25,562	25,265
Property, software and equipment, net	121,403	110,688
Goodwill	130,484	135,877
Other intangible assets, net	16,011	16,202
Other assets	14,116	9,710
Total assets	$971,377	$894,980

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liabilities	$275,965	$280,441
Accounts payable and accrued expenses	75,842	72,723
Unearned revenue	38,613	33,816
Current portion of long-term debt	965	971
Total current liabilities	391,385	387,951
Long-term debt	200,404	174,646
Other liabilities	10,124	5,960
Total liabilities	601,913	568,557
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; issued and outstanding 43,448,324 and 43,369,918 shares, respectively	44	44
Additional paid-in capital	213,797	209,340
Accumulated other comprehensive income:
Unrealized loss on investments, net of tax	(925)	(1,251)
Retained earnings	156,548	118,290
Total stockholders’ equity	369,464	326,423
Total liabilities and stockholders’ equity	$971,377	$894,980

Centene Corporation Reports 2007 First Quarter Results April 24, 2007 / Page 7

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Revenues:
Premium	$649,243	$435,562
Service	21,592	19,516
Total revenues	670,835	455,078
Expenses:
Medical costs	535,406	361,672
Cost of services	15,630	15,588
General and administrative expenses	106,866	65,222
Gain on sale of FirstGuard Missouri	(4,218)	—
Total operating expenses	653,684	442,482
Earnings from operations	17,151	12,596
Other income (expense):
Investment and other income	4,501	3,540
Interest expense	(3,132)	(1,998)
Earnings before income taxes	18,520	14,138
Income tax (benefit) expense	(19,691)	5,372
Net earnings	$38,211	$8,766

Earnings per share:
Basic earnings per common share	$0.88	$0.20
Diluted earnings per common share	$0.85	$0.20

Weighted average number of shares outstanding:
Basic	43,433,319	42,987,892
Diluted	44,923,340	44,750,271

Centene Corporation Reports 2007 First Quarter Results April 24, 2007 / Page 8

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Cash flows from operating activities:
Net earnings	$38,211	$8,766
Adjustments to reconcile net earnings to net cash provided by operating activities —
Depreciation and amortization	6,274	4,520
Stock compensation expense	3,871	3,417
Deferred income taxes	(1,398)	232
Gain on sale of FirstGuard Missouri	(4,218)	—
Changes in assets and liabilities —
Premium and related receivables	13,588	(15,812)
Other current assets	(26,336)	(2,894)
Other assets	(636)	(158)
Medical claims liabilities	(4,340)	2,278
Unearned revenue	4,796	(934)
Accounts payable and accrued expenses	1,309	9,937
Other operating activities	4,859	(9)
Net cash provided by operating activities	35,980	9,343
Cash flows from investing activities:
Purchase of property, software and equipment	(14,794)	(14,136)
Purchase of investments	(135,866)	(53,194)
Sales and maturities of investments	122,835	33,827
Proceeds from asset sales	10,848	—
Acquisitions, net of cash acquired	(400)	(39,912)
Net cash used in investing activities	(17,377)	(73,415)
Cash flows from financing activities:
Proceeds from exercise of stock options	868	2,139
Proceeds from borrowings	191,000	37,000
Payment of long-term debt	(165,248)	(2,285)
Excess tax benefits from stock compensation	417	1,454
Common stock repurchases	(644)	(3,082)
Debt issue costs	(4,138)	—
Net cash provided by financing activities	22,255	35,226
Net increase (decrease) in cash and cash equivalents	40,858	(28,846)
Cash and cash equivalents, beginning of period	271,047	147,358
Cash and cash equivalents, end of period	$311,905	$118,512

Interest paid	$2,999	$2,037
Income taxes paid	$5,801	$911

Centene Corporation Reports 2007 First Quarter Results April 24, 2007 / Page 9

CENTENE CORPORATION

SUPPLEMENTAL FINANCIAL DATA

	Q1	Q4	Q3	Q2
	2007	2006	2006	2006
MEMBERSHIP
Medicaid Managed Care:
Georgia	291,300	308,800	252,600	216,000
Indiana	176,700	183,100	198,100	193,000
New Jersey	59,100	58,900	59,100	59,000
Ohio	118,300	109,200	88,300	73,100
Texas	318,500	298,500	259,900	235,800
Wisconsin	139,400	164,800	167,100	174,600
Subtotal	1,103,300	1,123,300	1,025,100	951,500
Kansas and Missouri	—	138,900	144,600	150,000
TOTAL	1,103,300	1,262,200	1,169,700	1,101,500

Medicaid	839,600	887,300	818,000	755,400
SCHIP	211,200	216,200	189,100	179,700
SSI	52,500	19,800	18,000	16,400
Subtotal	1,103,300	1,123,300	1,025,100	951,500
Kansas and Missouri Medicaid and SCHIP members	—	138,900	144,600	150,000
TOTAL	1,103,300	1,262,200	1,169,700	1,101,500

Specialty Services(a):
Arizona	93,600	94,500	94,500	93,600
Kansas	36,600	36,600	37,500	39,400
TOTAL	130,200	131,100	132,000	133,000

(a) Includes behavioral health contracts only.

REVENUE PER MEMBER(b)	$185.90	$173.75	$169.98	$159.33

CLAIMS(b)
Period-end inventory	326,000	296,100	233,500	186,200
Average inventory	239,400	195,700	188,600	150,100
Period-end inventory per member..	0.30	0.23	0.20	0.17
(b) Revenue per member and claims information are presented for the Medicaid Managed Care segment.

Centene Corporation Reports 2007 First Quarter Results April 24, 2007 / Page 10

	Q1	Q4	Q3	Q2
	2007	2006	2006	2006

DAYS IN CLAIMS PAYABLE (c)	46.4	46.4	45.3	42.6
(c) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH AND INVESTMENTS (in millions)
Regulated	$491.0	$479.8	$411.1	$323.9
Unregulated	71.8	28.9	29.0	25.5
TOTAL	$562.8	$508.7	$440.1	$349.4

ANNUALIZED RETURN ON EQUITY (d)	43.9%	17.5%	(83.8)%	5.4%
(d) Annualized Return on Equity is calculated as follows: (net income for quarter x 4) divided by ((beginning of period equity + end of period equity) divided by 2).

DEBT TO CAPITALIZATION (e)	35.3%	35.0%	35.6%	30.7%
(e) Debt to Capitalization is calculated as follows: total debt divided by (total debt + equity).

HEALTH BENEFITS RATIO BY CATEGORY:
	Three Months Ended March 31,
	2007	2006
Medicaid and SCHIP	82.3%	82.8%
SSI	86.3	87.6
Specialty Services	79.3	84.1

GENERAL AND ADMINISTRATIVE EXPENSE RATIO BY BUSINESS SEGMENT:
	Three Months Ended March 31,
	2007	2006
Medicaid Managed Care	13.0%	11.9%
Specialty Services	15.8	22.3

MEDICAL CLAIMS LIABILITIES (In thousands)
Four rolling quarters of the changes in medical claims liabilities are summarized as follows:

Balance, March 31, 2006	$172,792
Acquisitions	1,788
Incurred related to:
Current period	1,993,912
Prior period	(367)
Total incurred	1,993,545
Paid related to:
Current period	1,721,354
Prior period	170,806
Total paid	1,892,160
Balance, March 31, 2007	$275,965

Centene’s claims reserving process utilizes a consistent actuarial methodology to estimate Centene’s ultimate liability. Any reduction in the “Incurred related to: Prior period” claims may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.